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                                  SCHEDULE 14A
                                   (Rule 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  []

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                  Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              DELTA APPAREL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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         (2)      Aggregate number of securities to which transaction applies: ..........

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                  Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  ............

         (4)      Proposed maximum aggregate value of transaction: ......................

         (5)      Total fee paid: .......................................................

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
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         (1)      Amount Previously Paid: ...............................................

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CONTACTS:
BETTIS RAINSFORD                                       MORROW & CO., INC.
(803) 637-5304                                         Thomas Ball / Ronald Knox
                                                       (212) 754-8000


            PROXY MONITOR RECOMMENDS INVESTORS SUPPORT THE RAINSFORD
              NOMINEES AND VOTE AGAINST MANAGEMENT RECOMMENDATIONS
                         AT DELTA APPAREL ANNUAL MEETING

      PROXY MONITOR RECOMMENDS ELECTION OF RAINSFORD DIRECTOR NOMINEES AND APPROVAL OF PROPOSAL TO LIMIT TOTAL BONUSES TO 5% OF OPERATING EARNINGS
                              ---------------------


         EDGEFIELD, SC NOVEMBER 2, 2000 - Bettis Rainsford said today that Proxy Monitor, a leading provider of proxy advisory services, has recommended to investors that they support the Rainsford director nominees and shareholder proposal contained in the Rainsford proxy statement for the Delta Apparel annual meeting scheduled for November 7, 2000.

         Mr. Rainsford is one of the largest shareholders of Delta Apparel and is leading a solicitation effort in opposition to the current board of Delta Apparel. He was a co-founder and the long-time CFO of Delta Woodside Industries, Inc., the company from which Delta Apparel was spun off earlier this year.

         Proxy Monitor has recommended a vote FOR the election of the Rainsford director nominees and FOR the approval of the Rainsford shareholder proposal to limit total bonuses to all employees to 5% of operating earnings. Proxy Monitor recommended that investors execute their votes on the Rainsford BLUE proxy card.

         "We are pleased that Proxy Monitor, a reputable and independent proxy advisor, supports our nominees and shareholder proposal," said Mr. Rainsford.

         In their report, Proxy Monitor recommended a vote against the incumbent management directors, stating: "The board's spin-off strategy, adoption of a "dead hand" poison pill and the excessive compensation awards lead us to the conclusion that the board has forgotten that its first duty is to shareholders."


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         Proxy Monitor went on to state: "Clearly, executing a spin-off, knowing that the shares might be deeply discounted as a result, with the intent of repurchasing the issued shares at that low price, is fundamentally unfair to shareholders. Although the board may not have initiated the spin-off for the purpose of taking advantage of shareholders, the result of this strategy is, in our judgement, contrary to shareholders' best interests."

         With regard to compensation issues, Proxy Monitor stated: "As for the compensation issues, not only are the bonuses excessive, the stock plans are excessively dilutive."

         Rainsford also acknowledged, as the Company had announced yesterday, that a competing advisory service, ISS, had recommended the current directors. "Frankly, I was astounded by this action. How can a service supposedly dedicated to serving the best interests of institutional shareholders support directors who have given out management bonuses equating to $.50 per share, or 27% of the Company's net income? Imagine what the total Company bonuses paid must have been. How much value can the Company take from the shareholders and give to only a few executives?"

         Mr. Rainsford went on to say: "As a result of my Proxy Solicitation effort, Delta Apparel's directors appear to now be professing to embrace the concept of `maximizing shareholder value'. They announced yesterday that the Company intends to institute a share repurchase program for up to $3 million of its outstanding shares and that they are redeeming for cash all rights issued under the Company's shareholder rights plan or `poison pill.' They have also announced a forecast for the current fiscal year which shows a continuation of the good performance the Company has shown in recent quarters.

         "For these current directors to now be saying that they are going to focus on shareholder value is not a credible statement to me. I firmly believe that the current directors who have been calling the shots have no intention of focusing on shareholder value in the long-run. They have taken these actions solely because they were afraid that they would lose the vote at the Annual Meeting if they did not take some action.

         "Furthermore, their announcement that they are going to repurchase shares, while a good move to support shareholder value, is a clear indication that they are following through on their pre-conceived plan to take advantage of shareholders by buying in shares at the discounted values resulting from their own ill-advised spin-off.

         "Based upon my knowledge of Delta Apparel, I believe that their forecast is indeed an accurate reflection of the prospects for this year. As I have previously noted, this proxy


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solicitation is not about operating performance, but about the hostile actions which these directors have taken towards shareholders. I am confident that Delta Apparel will continue to prosper. All that it needs is to have directors who are truly committed to maximizing shareholder value. My nominees will do that."

         Rainsford also noted that the directors who approved this announcement are the same directors who have taken the following actions:

         -        Adopting a `Dead Hand' Poison Pill at Duck Head,

         -        Adopting a `Dead Head' Poison Pill at Delta Apparel,

         -        Adopting a Poison Pill at Delta Woodside,

         - Adopting the Stock Option and Incentive Stock Award Plans at the Company, representing 22.5% of the equity, and denying shareholders the opportunity to vote on it.

         - Paying the Company's CEO, during the fiscal year 2000, total compensation equal to $1,348,286, or about 28% of the net income of the company.

         - Amending Mr. Rockey's million share purchase option at Duck Head, thus allowing him to purchase nearly 30% of the equity of that company for 13% of tangible book value.

         - Adopting Stock Option and Incentive Stock Award Plans at Duck Head amounting to 22.5% of the equity, a majority of these shares being already awarded at approximately 13% of tangible book value.

         - Between the Rockey share purchase option and the Plans at Duck Head, optioning away over 41% of the shareholders' equity at that company!!

         - Denying Duck Head shareholders the traditional opportunity to vote on the Plans and actually passing a resolution stating:
                  `That it is not in the best of the Company and its shareholders to submit the Plans to the Company's shareholders at the 2000 Annual Meeting.'

         - Approving a Severance Plan for Employees of Duck Head, which, if implemented, would cost shareholders up to 40% of the market capitalization of that company at the time the Plan was approved.

         - Increasing their own compensation as Directors from $30,000 annually before the spin-off as Delta Woodside directors to $60,000 annually for combined service in the three companies in five years.

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         The fact is that none of the above actions, by themselves, would have been sufficient to cause me to initiate this costly, time-consuming and emotionally-draining proxy solicitation. However, when all of the actions of these directors are considered - the whole litany of them - all devoted to serving the management and directors with practically nothing done to serve the former Delta Woodside shareholders who have seen their shareholder value shrink horribly in recent years, I decided that it was critical to lay the issues before you and provide you with an opportunity to vote. This is the one time in the life of a corporation that you get your say.

         As you consider which proxy card you will send in, ask yourself:

         - DO I REALLY OWE THE CURRENT DIRECTORS ANY LOYALTY GIVEN THE ACTIONS, WHICH THEY HAVE TAKEN?

         - IF I VOTE FOR THESE DIRECTORS AND THEREBY SANCTION THEIR ACTIONS, WHAT MESSAGE WILL THAT SEND TO THE DIRECTORS OF OTHER CORPORATIONS IN WHICH I AM AN INVESTOR?

         Vote for your own interest: Vote the BLUE proxy. Send it in TODAY as the meeting is next Tuesday.